Exhibit 99.1

Brooks Automation Reports Results for the Fiscal Second Quarter of 2017, Ended March 31, 2017
CHELMSFORD, Mass., April 27, 2017 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq: BRKS), a leading worldwide provider of automation and cryogenic solutions for multiple markets, including semiconductor manufacturing and life sciences, today reported financial results for the second quarter of 2017, ended March 31, 2017.
Fiscal Second Quarter of 2017 Financial and Operational Highlights:

•	Revenue was $169.3 million, 25% higher compared to Q2 2016 and 6% higher than Q1 2017;

•	GAAP net income was $14.0 million with diluted EPS of $0.20;

•	Non-GAAP net income was $19.8 million with diluted EPS of $0.28; and

•	Cash flow from operations was $24.6 million.

Summary of GAAP and Non-GAAP Earnings

	Quarter Ended
	March 31,	December 31,	March 31,
Dollars in thousands, except per share data	2017	2016	2016
GAAP net income (loss)	$14,005	$13,871	$(83,939)
GAAP diluted earnings (loss) per share	$0.20	$0.20	$(1.22)

Non-GAAP net income	$19,839	$17,301	$4,920
Non-GAAP diluted earnings per share	$0.28	$0.25	$0.07
A reconciliation of non-GAAP measures to the most nearly comparable GAAP measures follows the consolidated statements of operations, balance sheets, and statements of cash flows included in this release.
Management Comments
“In the second quarter, Brooks achieved several new performance milestones,” commented Steve Schwartz, CEO of Brooks Automation. "Revenue grew 25% year over year, 6% sequentially, driven by continued strength in both segments. Life Sciences revenue grew 31% year over year and is more than 20% of total revenue despite strong Semiconductor growth, up 24% over the 2016 second quarter. Our strong top line contributed to the highest gross margins we have seen in more than ten years, $25 million of operating cash flow, and non-GAAP diluted earnings per share of $0.28 per share. Our continuing performance improvement is reflected in our results, and we thank our employees for their hard work and dedication to our customers."
GAAP Summary
Revenue for the second quarter of fiscal 2017 increased 6% to $169.3 million compared to the first quarter of fiscal 2017. The growth was driven by a 6% increase in the Brooks Semiconductor Solutions Group segment and a 4% increase in the Brooks Life Science Systems segment. Gross margin was 38.1%, up 250 basis points from the first quarter of fiscal 2017.  Operating expenses of $49.7 million increased 14% from the previous quarter. Primary drivers of increased operating expense were higher accruals in this second fiscal quarter for performance-based compensation reflecting an improved performance outlook, and increased consulting expense. In the second quarter, the Company incurred $0.9 million of restructuring charges compared to $1.0 million in the first quarter. GAAP net income in the second fiscal quarter was $14.0 million and diluted earnings per share was $0.20, which was even with the first fiscal quarter.
The amortization of intangible assets, restructuring charges, impact of purchase price accounting adjustments and special charges are appropriately included in the GAAP summary of earnings discussed above. The impact on earnings of such non-GAAP adjustments is referenced in the unaudited table included within this press release.

In the following analysis of the non-GAAP results, Brooks adjusted the GAAP results for the impact of amortization of intangible assets, restructuring charges, and purchase price accounting adjustments to provide investors better perspective on the results of operations, which the Company believes is more comparable to the similar analysis provided by its peers. Brooks also excludes special charges or gains, such as impairment losses, gains or losses from the sale of assets, as well as other gains and charges that are not representative of the normal operations of the business. Brooks currently includes a valuation allowance reserve against U.S. deferred tax assets in its GAAP results. In assessing the appropriate tax rate for the non-GAAP results, the Company evaluated the adjustments discussed above and concluded it was appropriate to maintain the valuation allowance reserve in deriving the non-GAAP tax rate.
Results of Fiscal Second Quarter of 2017 (Non-GAAP Discussion)
Non-GAAP net income was $19.8 million in the second quarter, resulting in non-GAAP earnings per share of $0.28. This compares to non-GAAP net income of $17.3 million and non-GAAP earnings per share of $0.25 in the first quarter of fiscal 2017, and non-GAAP net income of $4.9 million and non-GAAP earnings per share of $0.07 in the second quarter of fiscal 2016.
As noted above, revenue for the second fiscal quarter of 2017 was $169.3 million, up 6% compared to the first fiscal quarter of 2017. The semiconductor segment revenue increased 6% sequentially to $134.7 million. While all key semiconductor product lines grew, cryogenic pump products led with 20% expansion from the first quarter. The life science segment revenue grew 4% sequentially to $34.7 million. This segment reported a seasonal drop in genomic services of approximately $4 million dollars, where we observe customers consume remaining budgets in the December month. Excluding the genomic services, the remaining balance of the life science segment grew 20% sequentially. The primary growth driver was consumables and instruments, which expanded 45% sequentially and store systems which expanded 23%.
Adjusted gross margin, which excludes amortization, purchase accounting impacts and special charges, was 39.0% in the second quarter, up 270 basis points from the prior quarter. The semiconductor segment non-GAAP adjusted gross margin was 38.7% in the second quarter compared to 36.4% in the prior period reflecting improved absorption of overhead, particularly in cryogenic pump products, and improved services cost of repair. The life science segment non-GAAP adjusted gross margin was 40.1% in the second quarter compared to 35.7% in the prior period, primarily due to a lower mix of genomic service revenue within the BioStorage service offerings. In summary, the total non-GAAP adjusted gross profit increased by $8.0 million compared to the prior sequential quarter, driven by $9.4 million of increased revenue and improved margins across both segments.
Bookings for the semiconductor segment in the second quarter totaled $171.6 million, compared to $122.8 million in the first quarter. The life science segment booked a total of $48.1 million of new contract value in the quarter, compared to $64.2 million in the first quarter.
Non-GAAP operating expense of $44.6 million increased 13%, or $5.1 million sequentially. The growth was $0.5 million in Research and Development expense, and $4.6 million in SG&A. The SG&A expansion was driven primarily by increased accruals for higher performance based compensation and increased consulting expense.
Adjusted EBITDA was $30.8 million, which improved 20% from the first fiscal quarter. The semiconductor segment reported non-GAAP segment operating profit of $20.8 million, or 15.4% of revenue. The life science segment reported $2.0 million of operating profit, or 5.7% of revenue.
Cash flow from operations was $24.6 million in the second quarter. The Company's cash, cash equivalents, and marketable securities was $110.1 million as of March 31, 2017, an increase of $21.1 million from the end of the first fiscal quarter.
Quarterly Cash Dividend
The Company additionally announced that the Board of Directors has reiterated a dividend of $0.10 per share payable on June 23, 2017 to stockholders of record on June 2, 2017. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.
Guidance for Third Fiscal Quarter 2017
The Company announced revenue and earnings guidance for the third quarter of fiscal 2017. Revenue is expected to be in the range of $175 million to $180 million and non-GAAP diluted earnings per share is expected to be in the range of $0.29 to $0.33. GAAP diluted earnings per share for the third quarter is expected to be in the range of $0.21 to $0.25, reflecting the impact of amortization, purchase price accounting and anticipated restructuring charges.

Conference Call
Brooks management will webcast its second quarter earnings conference call today at 4:30 p.m. Eastern Time. During the call, Company management will respond to questions concerning, but not limited to, the Company's financial performance, business conditions and industry outlook. Management's responses could contain information that has not been previously disclosed.
The call will be broadcast live over the Internet and, together with presentation materials referenced on the call, will be hosted at the Investor Relations section of Brooks' website at www.brooks.com, and will be archived online on this website for convenient on-demand replay. In addition, you may call 800-679-0308 for domestic callers and +1 303-223-2684 for international callers.
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets, including semiconductor manufacturing and life sciences. Brooks' technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments.  Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market as a provider of precision automation and cryogenic vacuum solutions.  Since 2011, Brooks has applied its automation and cryogenics expertise to meet the sample storage needs of customers in the life sciences industry.  Brooks' life sciences offerings include a broad range of products and services for on-site infrastructure for sample management in temperatures of ‑20°C to -150°C, as well as comprehensive outsource service solutions across the complete life cycle of biological samples including collection, transportation, processing, storage, protection, retrieval and disposal.  Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, visit www.brooks.com.
“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees, but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include, but are not limited to statements about our revenue and earnings expectations, our ability to increase our profitability, our ability to improve or retain our market position, and our ability to deliver financial success in the future. Factors that could cause results to differ from our expectations include the following: the volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; uncertainties in global political and economic conditions, and other factors and other risks, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.
CONTACTS:
Lynne Yassemedis
Brooks Automation
978.262.2400
lynne.yassemedis@brooks.com
John Mills
Partner
ICR, LLC
646.277.1254
john.mills@icrinc.com

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Revenue
Products	$132,613	$101,462	$254,727	$190,642
Services	36,720	33,819	74,561	64,594
Total revenue	169,333	135,281	329,288	255,236
Cost of revenue
Products	82,023	65,226	157,701	123,258
Services	22,786	23,255	50,120	44,624
Total cost of revenue	104,809	88,481	207,821	167,882
Gross profit	64,524	46,800	121,467	87,354
Operating expenses
Research and development	11,345	13,111	22,190	26,389
Selling, general and administrative	37,518	32,692	69,479	66,813
Restructuring and other charges	860	7,336	1,835	8,811
Total operating expenses	49,723	53,139	93,504	102,013
Operating income (loss)	14,801	(6,339)	27,963	(14,659)
Interest income	227	50	294	255
Interest expense	(97)	(16)	(193)	(19)
Gain on settlement of equity method investment	—	—	1,847	—
Other loss, net	(283)	(124)	(534)	(183)
Income (loss) before income taxes and equity in earnings of equity method investments	14,648	(6,429)	29,377	(14,606)
Income tax provision	3,420	78,220	6,220	74,850
Income (loss) before equity in earnings of equity method investments	11,228	(84,649)	23,157	(89,456)
Equity in earnings of equity method investments	2,777	710	4,719	869
Net income (loss)	$14,005	$(83,939)	$27,876	$(88,587)
Basic net income (loss) per share	$0.20	$(1.22)	$0.40	$(1.30)
Diluted net income (loss) per share	$0.20	$(1.22)	$0.40	$(1.30)
Dividend declared per share	$0.10	$0.10	$0.20	$0.20

Weighted average shares outstanding used in computing net income (loss) per share:
Basic	69,600	68,556	69,388	68,342
Diluted	70,149	68,556	70,073	68,342

BROOKS AUTOMATION, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	March 31, 2017	September 30, 2016
Assets
Current assets
Cash and cash equivalents	$103,939	$85,086
Marketable securities	1,495	39
Accounts receivable, net	115,171	106,372
Inventories	99,104	92,572
Prepaid expenses and other current assets	17,518	15,265
Total current assets	337,227	299,334
Property, plant and equipment, net	53,273	54,885
Long-term marketable securities	4,681	6,096
Long-term deferred tax assets	1,495	1,982
Goodwill	210,617	202,138
Intangible assets, net	79,375	81,843
Equity method investments	29,803	27,273
Other assets	5,708	12,354
Total assets	$722,179	$685,905
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$49,832	$41,128
Deferred revenue	29,065	14,966
Accrued warranty and retrofit costs	7,073	6,324
Accrued compensation and benefits	19,547	21,254
Accrued restructuring costs	2,044	5,939
Accrued income taxes payable	8,295	7,554
Accrued expenses and other current liabilities	23,917	22,628
Total current liabilities	139,773	119,793
Long-term tax reserves	2,111	2,681
Long-term deferred tax liabilities	2,783	2,913
Long-term pension liabilities	2,398	2,557
Other long-term liabilities	4,500	4,271
Total liabilities	151,565	132,215
Commitments and contingencies
Stockholders' Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 125,000,000 shares authorized, 83,105,485 shares issued and 69,643,616 shares outstanding at March 31, 2017; 82,220,270 shares issued and 68,758,401 shares outstanding at September 30, 2016	831	821
Additional paid-in capital	1,863,449	1,855,703
Accumulated other comprehensive income	10,402	15,166
Treasury stock at cost - 13,461,869 shares	(200,956)	(200,956)
Accumulated deficit	(1,103,112)	(1,117,044)
Total stockholders' equity	570,614	553,690
Total liabilities and stockholders' equity	$722,179	$685,905

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Six Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net income (loss)	$27,876	$(88,587)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,730	13,849
Gain on settlement of equity method investment	(1,847)	—
Stock-based compensation	6,884	6,568
Amortization of premium on marketable securities and deferred financing costs	28	315
Undistributed earnings of equity method investments	(4,719)	(869)
Deferred income tax provision	334	73,454
Gain on disposal of long-lived assets	(117)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,672)	(664)
Inventories	(7,341)	(374)
Prepaid expenses and other current assets	(2,256)	(2,046)
Accounts payable	10,072	(7,073)
Deferred revenue	14,425	15,538
Accrued warranty and retrofit costs	792	(333)
Accrued compensation and tax withholdings	(1,799)	(7,297)
Accrued restructuring costs	(3,799)	5,323
Accrued expenses and other current liabilities	707	(7,433)
Net cash provided by operating activities	43,298	371
Cash flows from investing activities
Purchases of property, plant and equipment	(5,153)	(6,090)
Purchases of marketable securities	—	(12,900)
Sales and maturities of marketable securities	—	139,388
Acquisitions, net of cash acquired	(5,346)	(125,498)
Disbursement for a loan receivable	—	(741)
Purchases of other investments	(170)	(250)
Net cash used in investing activities	(10,669)	(6,091)
Cash flows from financing activities
Proceeds from issuance of common stock	960	948
Payment of deferred financing costs	(27)	—
Common stock dividends paid	(13,945)	(13,738)
Net cash used in financing activities	(13,012)	(12,790)
Effects of exchange rate changes on cash and cash equivalents	(764)	(50)
Net increase (decrease) in cash and cash equivalents	18,853	(18,560)
Cash and cash equivalents, beginning of period	85,086	80,722
Cash and cash equivalents, end of period	$103,939	$62,162

Supplemental disclosure of non-cash investing activities:
Purchases of property, plant and equipment included in accounts payable	$543	$835
Fair value of non-cash consideration for the acquisition of Cool Lab, LLC	10,348	—

Notes on Non-GAAP Financial Measures:
The information in this press release is for: internal managerial purposes; when publicly providing guidance on future results; and as a means to evaluate period-to-period comparisons. These financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management believes these financial measures provide an additional way of viewing aspects of our operations, that, when viewed with our GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single measure.

The press release includes financial measures which exclude the effects of special charges such as restructuring charges and acquisition related charges. Management believes these measures are useful to investors because it eliminates accounting charges that do not reflect Brooks' day-to-day operations. Tables reconciling GAAP to the non-GAAP measures are presented below.

			Quarter Ended
	March 31, 2017		December 31, 2016		March 31, 2016
Dollars in thousands, except per share data	$	per diluted share	$	per diluted share	$	per diluted share
GAAP net income (loss)	$14,005	$0.20	$13,871	$0.20	$(83,939)	$(1.22)
Adjustments:
Purchase accounting impact on inventory and contracts acquired	382	0.01	70	—	250	—
Amortization of intangible assets	4,355	0.06	4,058	0.06	3,809	0.06
Restructuring charges	860	0.01	975	0.01	7,336	0.11
Merger costs	936	0.01	249	—	215	0.00
Establishment of valuation allowance against deferred tax assets	—	—	—	—	79,340	1.15
Fair value adjustment of equity investment	—	—	(1,847)	(0.03)	—	—
BioCision stub period adjustment	—	—	203	—	—	—
Tax effect of adjustments	(699)	(0.01)	(278)	—	(2,091)	(0.03)
Non-GAAP adjusted net income	19,839	0.28	17,301	0.25	4,920	0.07
Stock based compensation, pre-tax	4,386	—	2,498	—	1,855	—
Tax rate	17%	—	15%	—	16%	—
Stock-based compensation, net of tax	3,641	0.05	2,123	0.03	1,556	0.02
Non-GAAP adjusted net income - excluding stock-based compensation	$23,480	$0.33	$19,424	$0.28	$6,476	$0.09

Shares used in computing non-GAAP diluted net income per share	—	70,149	—	69,870	—	69,101

	Six Months Ended
	March 31, 2017		March 31, 2016
Dollars in thousands, except per share data	$	Per Diluted Share	$	Per Diluted Share
GAAP net income (loss)	$27,876	$0.40	$(88,587)	$(1.30)
Adjustments:
Purchase accounting impact on inventory and contracts acquired	452	0.01	375	0.01
Amortization of intangible assets	8,413	0.12	7,316	0.11
Restructuring charges	1,835	0.03	8,811	0.13
Merger costs	1,185	0.02	3,211	0.05
Less: Fair value adjustment of equity investment	(1,847)	(0.03)	—	—
Add: True-up of BioCision stub period adjustment	203	—	—	—
Establishment of valuation allowance against deferred tax assets	—	—	79,340	$1.14
Tax effect of adjustments	(976)	(0.01)	(4,300)	(0.06)
Non-GAAP adjusted net income	37,141	0.53	6,166	0.09
Stock-based compensation, pre-tax	6,884	—	6,568	—
Tax rate	16%	—	26%	—
Stock-based compensation, net of tax	5,783	$0.08	4,855	$0.07
Non-GAAP adjusted net income - excluding stock-based compensation	$42,924	$0.61	$11,021	$0.16

Shares used in computing non-GAAP diluted net income per share	—	70,073	—	69,313

	Quarter Ended
	March 31, 2017		December 31, 2016		March 31, 2016
Dollars in thousands	$	%	$	%	$	%
GAAP gross profit/gross margin percentage	$64,524	38.1%	$56,943	35.6%	$46,800	34.6%
Adjustments:
Amortization of intangible assets	1,061	0.6%	993	0.6%	718	0.5%
Purchase accounting impact on inventory and contracts acquired	382	0.2%	70	—%	250	0.2%
Non-GAAP adjusted gross profit/gross margin percentage	$65,967	39.0%	$58,006	36.3%	$47,768	35.3%

	Six Months Ended
	March 31, 2017		March 31, 2016
Dollars in thousands	$	%	$	%
GAAP Gross profit/gross margin percentage	$121,467	36.9%	$87,354	34.2%
Adjustments:
Amortization of intangible assets	2,054	0.6%	2,014	0.8%
Purchase accounting impact on inventory and contracts acquired	452	0.1%	375	0.1%
Non-GAAP adjusted gross profit/gross margin percentage	$123,973	37.6%	$89,743	35.2%

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
Dollars in thousands	2017	2016	2016	2017	2016
GAAP net income (loss)	$14,005	$13,871	$(83,939)	$27,876	$(88,587)
Adjustments:
Less: Interest income	(227)	(68)	(50)	(294)	(255)
Add: Interest expense	97	96	16	193	19
Add: Income tax provision	3,420	2,800	78,220	6,220	74,850
Add: Depreciation	2,623	2,695	3,596	5,318	6,534
Add: Amortization of completed technology	1,061	993	718	2,054	2,014
Add: Amortization of customer relationships and acquired intangible assets	3,294	3,064	3,091	6,358	5,302
Earnings (losses) before interest, taxes, depreciation and amortization	$24,273	$23,451	$1,652	$47,725	$(123)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
Dollars in thousands	2017	2016	2016	2017	2016
Earnings (losses) before interest, taxes, depreciation and amortization	$24,273	$23,451	$1,652	$47,725	$(123)
Adjustments:
Less: Fair value adjustment of equity method investment	—	(1,847)	—	(1,847)	—
Add: Stock-based compensation	4,386	2,498	1,855	6,884	6,568
Add: Restructuring charges	860	975	7,336	1,835	8,811
Add: BioCision stub period adjustment	—	203	—	203	—
Add: Purchase accounting impact on inventory and contracts acquired	382	70	250	452	375
Add: Merger costs	936	249	215	1,185	3,211
Adjusted earnings before interest, taxes, depreciation and amortization	$30,837	$25,599	$11,308	$56,437	$18,842

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
Dollars in thousands	2017	2016	2016	2017	2016
GAAP selling, general and administrative expenses	$37,518	$31,962	$32,692	$69,479	$66,813
Adjustments:
Less: Amortization of customer relationships and acquired intangible assets	(3,294)	(3,064)	(3,091)	(6,358)	(5,302)
Less: Merger costs	(936)	(249)	(215)	(1,185)	(3,211)
Non-GAAP adjusted selling, general and administrative expenses	$33,288	$28,649	$29,386	$61,936	$58,300
Research and development expenses	$11,345	$10,845	$13,111	$22,190	$26,389
Non-GAAP adjusted operating expenses	$44,633	$39,494	$42,497	$84,126	$84,689

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
Dollars in thousands	2017	2016	2016	2017	2016
GAAP equity in earnings of equity method investments	$2,777	$1,942	$710	$4,719	$869
Adjustments:
Add: BioCision stub period adjustment	—	203	—	203	—
Non-GAAP adjusted equity in earnings of equity method investments	$2,777	$2,145	$710	$4,922	$869

	Brooks Semiconductor Solutions Group			Brooks Life Science Systems
	Quarter Ended			Quarter Ended
Dollars in thousands	March 31, 2017	December 31, 2016	March 31, 2016	March 31, 2017	December 31, 2016	March 31, 2016
GAAP gross profit	$51,325	$45,468	$36,943	$13,199	$11,475	$9,857
Adjustments:
Amortization of intangible assets	626	627	390	435	366	328
Purchase accounting impact on inventory and contracts acquired	125	—	250	257	70	—
Non-GAAP adjusted gross profit	$52,076	$46,095	$37,583	$13,891	$11,911	$10,185

	Brooks Semiconductor Solutions Group		Brooks Life Science Systems
	Six Months Ended		Six Months Ended
Dollars in thousands	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
GAAP gross profit	$96,794	$71,602	$24,673	$15,752
Adjustments:
Amortization of intangible assets	1,253	1,294	801	721
Purchase accounting impact on inventory and contracts acquired	125	375	327	—
Non-GAAP adjusted gross profit	$98,172	$73,271	$25,801	$16,473

	Brooks Semiconductor Solutions Group			Brooks Life Science Systems
	Quarter Ended			Quarter Ended
Dollars in thousands	March 31, 2017	December 31, 2016	March 31, 2016	March 31, 2017	December 31, 2016	March 31, 2016
GAAP gross margin	38.1%	35.9%	33.9%	38.1%	34.4%	37.2%
Adjustments:
Amortization of intangible assets	0.5%	0.5%	0.4%	1.3%	1.1%	1.2%
Purchase accounting impact on inventory and contracts acquired	0.1%	—%	0.2%	0.7%	0.2%	—%
Non-GAAP adjusted gross margin	38.7%	36.4%	34.5%	40.1%	35.7%	38.5%

	Brooks Semiconductor Solutions Group		Brooks Life Science Systems
	Six Months Ended		Six Months Ended
Dollars in thousands	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
GAAP gross margin	37.0%	34.4%	36.3%	33.3%
Adjustments:
Amortization of intangible assets	0.5%	0.6%	1.2%	1.5%
Purchase accounting impact on inventory and contracts acquired	—%	0.2%	0.5%	—%
Non-GAAP adjusted gross margin	37.6%	35.2%	37.9%	34.8%

	Brooks Semiconductor Solutions Group			Brooks Life Science Systems			Total
	Quarter Ended			Quarter Ended			Quarter Ended
Dollars in thousands	March 31, 2017	December 31, 2016	March 31, 2016	March 31, 2017	December 31, 2016	March 31, 2016	March 31, 2017	December 31, 2016	March 31, 2016
GAAP operating profit	$20,003	$17,371	$6,658	$1,290	$112	$(2,217)	$21,293	$17,483	$4,441
Adjustments:
Amortization of intangible assets	626	627	390	435	366	328	1,061	993	718
Purchase accounting impact on inventory and contracts acquired	125	—	250	257	70	—	382	70	250
Non-GAAP adjusted operating profit	$20,754	$17,998	$7,298	$1,982	$548	$(1,889)	$22,736	$18,546	$5,409

	Brooks Semiconductor Solutions Group		Brooks Life Science Systems		Total
	Six Months Ended		Six Months Ended		Six Months Ended
Dollars in thousands	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
GAAP operating profit	$37,374	$9,598	$1,402	$(6,819)	$38,776	$2,779
Adjustments:
Amortization of intangible assets	1,253	1,294	801	721	2,054	2,015
Purchase accounting impact on inventory and contracts acquired	125	375	327	—	452	375
Non-GAAP adjusted operating profit	$38,752	$11,267	$2,530	$(6,098)	$41,282	$5,169